Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-36658, 33-36657, 33-54143, 333-19641, 333-82801 and 333-40140 of Covanta
Energy Corporation (Debtor in Possession) on Forms S-8 of our report dated March 28, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and certain of its domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, write-downs and obligations related to certain non-energy assets, substantial doubt about the Company's ability to continue as a going concern, and the Company's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets") appearing in this Annual Report on Form 10-K of Covanta Energy Corporation for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 28, 2003